Exhibit 10.24
18 October 2007
David Smith
85 Gordon Street
Hawthorne QLD 4171
Dear David
Following a meeting of the Performance and Remuneration Committee on 30 September 2007, I am pleased to advise that your remuneration has been adjusted. This letter formalizes these adjustments.
•	Your base salary (excluding superannuation) has been increased to $160,000 per annum effective 1 May 2007; and

•	As previously advised, your maximum STI has been increased to 30% of your salary, effective 1 January 2007.
Your other terms and conditions of employment are unchanged. Please note that the contents of this letter are to be treated as confidential.
I would like to take this opportunity to thank you for your personal contribution to Peplin’s success in 2007, and look forward to your continuing support.
Yours sincerely
/s/ Philip Moody
Philip Moody
Chief Financial Officer and Vice President, Finance and Operations